                                                                 EXHIBIT 12.1




                          TOYOTA MOTOR CREDIT CORPORATION

                 CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                Three Months Ended      Six Months Ended
                                                     March 31,              March 31,
                                                ------------------      ----------------
                                                1998          1997      1998        1997
                                                ----          ----      ----        ----
                                                         (Dollars in Millions)

Consolidated income
   before income taxes......................    $ 53          $ 81      $116        $145
                                                ----          ----      ----        ----
Fixed charges:
   Interest.................................     239           225       473         452
   Portion of rent expense
      representative of the
      interest factor (deemed
      to be one-third)......................       1             1         2           1
                                                ----          ----      ----        ----

Total fixed charges.........................     240           226       475         453
                                                ----          ----      ----        ----
Earnings available
   for fixed charges........................    $293          $307      $591        $598
                                                ====          ====      ====        ====

Ratio of earnings to
   fixed charges<F1>........................    1.22          1.36      1.24        1.32
                                                ====          ====      ====        ====

-----------------
<F1>  In March 1987, TMCC guaranteed payments of principal and interest on
      $58 million principal amount of bonds issued in connection with the Kentucky manufacturing facility of an affiliate. As of March 31, 1998, TMCC has not incurred any fixed charges in connection with such guarantee and no amount is included in any ratio of earnings to fixed charges.